Exhibit 99.1

FOR IMMEDIATE RELEASE

September 29, 2021

Capstone Companies, Inc. Announces Use of Social Media Sites for Corporate Disclosures

DEERFIELD BEACH, FL, September 29, 2021 – Capstone Companies, Inc. (OTC: CAPC) (“Capstone” or the “Company”), a designer, manufacturer and marketer of consumer inspired products that simplify daily living through technology reported that it will start to use the following corporate Social Media website for announcements of corporate developments:

Twitter: https://twitter.com/CAPC_Capstone

Corporate Investor Relations Web Site: https://investors.capstonecompaniesinc.com/

While not all of the information that the Company posts to the Company Investor Relations website or to Social Media accounts above is of a material nature, some information could be deemed to be material. Accordingly, Company encourages investors, the media, and others interested in Company to review the information that it shares at the” Investors Relations” link identified above and to sign up for and regularly follow Company’s Social Media sites identified above. Investors and others should also review Company’s public filings with the U.S. Securities and Exchange Commission (“SEC”) web site at URL: www.sec.gov.

About Capstone Companies, Inc.

Capstone Companies, Inc. is a public holding company that engages, through its wholly owned subsidiaries, Capstone Industries, Inc., Capstone Lighting Technologies, LLC, and Capstone International HK, Ltd., in the development, manufacturing and marketing of consumer products to retail channels throughout North America and certain international markets.

Visit our websites; www.capstonecompaniesinc.com for more information about the Company and www.capstoneconnected.com for information on our current product offerings. Contents of referenced URL’s are not incorporated herein.

For more information, contact:

Company:

Aimee C. Brown

Corporate Secretary

(954) 252-3440, ext. 313